EXECUTION COPY

EURAMAX HOLDINGS, INC.
PERFORMANCE INCENTIVE PLAN
ADOPTED BY BOARD ON AUGUST 27, 2014

SECTION 1. BONUS PLAN

1.1 Purpose. The purpose of the Euramax Holdings, Inc. Performance Incentive Plan, as amended from time to time (the “Plan”), is to incentivize and align the interests of certain key executives of the Company (as defined below) with the Company’s operational, financial and other business objectives, including the achievement of certain 2014 Consolidated Adjusted EBITDA targets and the positioning of the Company for a successful refinancing event in 2015.

1.2 Effective Date.

July 1, 2014

SECTION 2. DEFINITIONS AND TERMS

2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, the Company’s GAAP accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings.

“Adjusted Consolidated EBITDA” means the Company’s Consolidated EBITDA, excluding any extraordinary gain or loss and any unusual or non-recurring charges (i.e., severance, relocation costs, one-time compensation charges, costs related to closure of facilities and restructuring charges or reserves).

“Adjusted Consolidated EBITDA Bonus” means the bonus earned as a result of the attainment of the Adjusted Consolidated EBITDA Performance Targets set forth in a Participant’s Participation Agreement.

“Adjusted Consolidated EBITDA Performance Period” means the period commencing on July 1, 2014 and ending on December 31, 2014.

“Adjusted Consolidated EBITDA Performance Targets” means the Adjusted Consolidated EBITDA performance targets as set forth in a Participant’s Participation Agreement.

“Base Salary” means a Participant’s base salary at the annual rate in effect as of (a) the last day of the Adjusted Consolidated EBITDA Performance Period for the Adjusted Consolidated EBITDA Bonus and (b) the date of the occurrence of the Refinancing Transaction for the Refinancing Transaction Bonus.

“Bonus” means the Adjusted Consolidated EBITDA Bonus, the Refinancing Transaction Bonus or both.

“Committee” means the compensation committee of the Company’s Board of Directors.

“Company” means Euramax Holdings, Inc., its subsidiaries, affiliated parties, and any successor, whether by merger, ownership of all or substantially all of its assets, or otherwise.

“Participant” means an employee of the Company who has been selected by the Committee to participate in the Plan and who has entered into a Participation Agreement.

“Participation Agreement” means the agreement between the Company and a Participant evidencing the terms of such Participant’s participation in the Plan.

“Plan” has the meaning set forth in Section 1.1.

“Refinancing Transaction” means the refinancing, replacement, extension or other modification having the effect of refinancing, replacement or extension of the existing (x) 9.5% Senior Secured Notes due 2016 of the Company, (y) indebtedness under the existing senior unsecured credit and guaranty agreement of the Company, dated as of March 3, 2011, as amended, and (z) indebtedness under the existing asset-based revolving credit facility of the Company with Regions Bank.

“Refinancing Transaction Bonus” means the bonus earned due to the occurrence of a Refinancing Transaction.

“Section 409A" shall have the meaning set forth in Section 7.

SECTION 3. ADMINISTRATION OF THE PLAN

3.1 Administration. The Plan shall be administered by the Committee. The Committee shall have the sole authority to select Participants, establish and administer the Adjusted Consolidated EBITDA Performance Targets and, subject to Section 4.5, determine the time, or times, at which and the form and manner in which payments will be made under the Plan and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein), may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. All determinations by the Committee shall be final, binding and conclusive on all persons.

3.2 Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

SECTION 4; BONUS PROVISIONS.

4.1 Participation Agreement. As a condition to participation in the Plan, each Participant shall enter into a Participation Agreement in substantially the form attached hereto as Exhibit A. The Participation Agreement shall set forth the terms of the Participant’s participation in the Plan including, without limitation, (i) whether the Participant is eligible to receive an Adjusted Consolidated EBITDA Bonus, a Refinancing Transaction Bonus or both and (ii) the Adjusted Consolidated EBITDA Performance Targets for the Adjusted Consolidated EBITDA Performance Period and the Participant’s Adjusted Consolidated EBITDA Bonus potential at various levels of performance relative to the Adjusted Consolidated EBITDA Performance Targets.

4.2 Conditions to Payment of Bonuses. Notwithstanding anything to the contrary provided herein, in order for a Participant to be entitled to (i) any Adjusted Consolidated EBITDA Bonus (A) the minimum Adjusted Consolidated EBITDA Performance Target set forth in the Participation Agreement must be attained and (B) the Participant must remain employed with the Company through the last day of the Adjusted Consolidated EBITDA Performance Period and (ii) the Refinancing Transaction Bonus (A) a Refinancing Transaction must occur on or prior to December 31, 2015 and (B) the Participant must remain employed with the Company through the date of the Refinancing Transaction.

4.3 Changes Resulting From Accounting Changes. If a change occurs in the applicable accounting principles or practices, the determination of any Adjusted Consolidated EBITDA Bonus to be paid under this Plan shall be appropriately adjusted by the Committee in its sole discretion so that the Adjusted Consolidated EBITDA Bonus paid will approximate, as nearly as possible, those that would have been paid if such changes had not occurred.

4.4 Committee Certification. No Participant shall receive any Bonus under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the terms previously established by the Committee or set forth in the Plan, were in fact satisfied.

4.5 Time of Payment. Subject to Section 4.6, any Bonus earned by a Participant under the Plan shall be paid as follows: (i) the Adjusted Consolidated EBITDA Bonus shall be paid in calendar year 2015 following the completion of the 2014 year-end audit, but no later than May 1, 2015 and (ii) the Refinancing Transaction Bonus shall be paid within 15 days following the consummation of the Refinancing Transaction. Any Bonus shall be paid by check or direct deposit or in property of equal value on such payment date, as determined by the Committee.
4.6 Withholding. The Company shall be entitled to withhold from any payments due to Participant any federal, state or local taxes required to be withheld by the Company under the then applicable provisions of the Internal Revenue Code or state or local laws.

SECTION 5. GENERAL PROVISIONS

5.1 Absence of Liability. No member of the Board of Directors of the Company or the Committee or any officer of the Company shall be liable for any act or inaction hereunder, whether of commission or omission.

5.2 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor.

5.3 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.3 shall not apply to an assignment of a contingency or payment due after the death of the Participant to the deceased Participant’s legal representative or beneficiary.

5.4 Rights of Participants. Nothing in this Plan or in any Participation Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time (with or without cause) or confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present (or any other) rate of compensation. No employee shall have a right to be selected as a Participant.

5.5 Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Georgia, without regard to its conflict of laws provisions.

5.6 Non-Exclusivity. The Plan does not limit the authority of the Company, the Board of Directors, or the Committee to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same performance targets used under the Plan.

SECTION 6. AMENDMENTS, REVISIONS, SUSPENSION OR TERMINATION OF PLANS

The Plan will be reviewed by the Committee on a periodic basis for revisions and the Committee may from time to time amend, suspend or terminate, in whole or in part, and if suspended or terminated, the Committee may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment shall be made which would adversely impact awards that have been previously granted under the Plan (except to the extent expressly set forth in this Plan or in the affected Participant’s Participation Agreement). The Plan is not a contract of employment for any period. Employment and termination of employment are governed by Company policies and procedures and not by the Plan.

SECTION 7. COMPLIANCE WITH CODE SECTION 409A

This Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), to the extent applicable. All terms used in this Plan shall be interpreted to the maximum extent possible to satisfy Section 409A. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion and without the consent of any Participant, amend the Plan to add, alter or remove any provision that the Committee deems necessary, appropriate or advisable to comply with Section 409A.

EURAMAX HOLDINGS, INC.

By: /s/ Hugh E. Sawyer
Name: Hugh E. Sawyer
Title: President

PARTICIPATION AGREEMENT
pursuant to the
EURAMAX HOLDINGS, INC.
PERFORMANCE INCENTIVE PLAN
This Participation Agreement (this “Agreement”) is made as of this ___ day of ______________ 2014 between Euramax Holdings, Inc., a Delaware corporation (the “Company”), and _________________ (the “Participant”). Capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan (as defined below).
WHEREAS, the Company has adopted and maintains the Euramax Holdings, Inc. Performance Incentive Plan (the “Plan”) to assist the Company in retaining, motivating and rewarding eligible individuals; and
WHEREAS, the Plan provides for the grant to Participants of rights to contingent payments pursuant to the Plan as provided therein.
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Participation. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant is hereby eligible to receive an Adjusted Consolidated EBITDA Bonus and a Refinancing Transaction Bonus in accordance with and subject to the terms of the Plan and this Agreement.
(a)    The Participant’s Adjusted Consolidated EBITDA Bonus shall be equal to the product of (i) (A) the Participant’s Base Salary multiplied by (B) the percentage set forth in the Percent Approved column on Appendix A hereto that corresponds to the Adjusted Consolidated EBITDA achieved with respect to the Adjusted Consolidated EBITDA Performance Period, as certified by the Committee in accordance with Section 4.4 of the Plan, multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company in the position set forth under Participant’s name on the signature page hereto during Fiscal Year 2014 and the denominator of which is 365.
(b)    The Participant’s Refinancing Transaction Bonus shall be in an amount equal to 50% of the Participant’s Base Salary.
2.    Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final, binding and conclusive on the Company and the Participant.
3.    Delays or Omissions. No delay or failure to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under the Plan or this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
4.    Confidentiality of Agreement. The terms of this Agreement are strictly confidential and, other than with respect to information required to be disclosed by applicable law, the Participant agrees not to disclose the existence of this Agreement or the terms of this Agreement to any person at any time; provided the Participant may disclose this Agreement and/or any of its terms to the Participant’s immediate family, financial advisors and attorneys, so long as the Participant instructs every such person to whom the Participant makes such disclosure not to disclose the terms of this Agreement further.
5.    Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof and the subject matter set forth in the Plan. Except as may be specifically provided for herein, this Agreement may not be amended in any respect except by a writing signed by both parties hereto.
6.    Acknowledgement. The Participant acknowledges and agrees that (i) his or her rights under this Agreement are contractual in nature and nothing contained herein shall create any equity interest in the Company or any of its affiliates and (ii) neither the Company nor any of its officers, directors or affiliates shall owe any fiduciary duty of any kind to the Participant by virtue of the Plan.
7.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.
8.    Governing Law. This Agreement and the rights and obligations of all Persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Georgia without giving effect to the choice of law principles thereof.

EXECUTION COPY

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

EURAMAX HOLDINGS, INC.

/s/ Hugh E. Sawyer
Name: Hugh E. Sawyer
Title: President

[INSERT NAME]

Position:

[Signature Page to Participation Agreement]

EXECUTION COPY

Exhibit A